ASSET PURCHASE AGREEMENT

AGREEMENT made this 12th day of April, 2001 ("Agreement"), between Gentner Communications Corporation (the "Seller"), a Utah corporation having a usual place of business at 1825 Research Way, Salt Lake City, UT 84119 and Burk Technology, Inc. (the "Buyer"), a Massachusetts corporation having a usual place of business at 7 Beaver Brook Road, Littleton, MA 01460

BACKGROUND:

Seller desires to sell Seller's Remote Facilities Management Product Line (the "Business") to Buyer, and Buyer desires to purchase the Business, for the consideration hereinafter specified and upon terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants, agreements, representations and warranties herein contained, and the mutual benefits to be derived herefrom and from the transactions provided for herein, the parties, intending to be legally bound hereby, agree as follows:

SECTION 1           TRANSFER OF BUSINESS, PROPERTIES, RIGHTS, AND ASSETS.

1.1 TRANSFER OF ASSETS. Subject to the provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase at the Closing (as defined in
Section 2 hereof),  for the  specific  consideration  assigned  to each asset at
Schedule 1.1 hereof, all of Seller's right, title and interest in and to the following properties, rights, and assets of Seller, free and clear of all mortgages, liens, security interests, pledges, charges and other encumbrances:
(a) Seller's tooling, dies, spare parts, accessories and other tangible personal property owned by Seller and predominantly utilized in the Business as listed or referred to on Schedule 1.1(a) ( the "Tangible Personal Property");
(b)  Finished   goods  as  listed  or  referred  to  on  Schedule   1.1(b)(  the
"Inventory");
(c) All outstanding sales orders, bids, contracts, and sales proposals of the Business to the extent incurred in the ordinary course of business, and not shipped prior to Closing Date, as listed or referred to on Schedule 1.1 (c) (the "Assigned Customer Orders");


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(d) Those  certain  United States  patents,  patent  applications,  trade names, service marks, and trademarks as listed or referred to on Schedule 1.1 (d);
(e) All marketing displays, computer software, all documents and source codes with respect to such software, technical developments, technical designs, drawings, specifications, manufacturing know-how, technical bulletins, shop rights, and technology licenses with respect to the Business as listed or referred to on Schedule 1.1 (e);
(f) All Sales Distribution Agreements, governmental licenses and permits as listed or referred to on Schedule 1.1 (f);
(g) All of Seller's intangible personal property relating to the Business, including without limitation books, customer lists, distribution agreements, license agreements, vendor lists, records, customer and vendor reports and records, inventory and product cost records and reports, and other operating reports for the thirty-six months ending with the Closing Date, as defined below.

(All of the assets referred to paragraphs (a) through (g) above shall be collectively referred to below as the "Acquired Assets".)

1.2 EXCLUDED ASSETS. Except as otherwise provided for in this Agreement, Buyer shall not purchase and Seller shall retain all of Seller's right, title and interest in and to the following:
        (a) Any cash on hand or cash equivalents associated with the Business;
        (b) Any accounts receivable, credits, or refunds of the Business resulting from goods shipped,or expenses incurred, by Seller prior to the close of Business on the Closing Date;
        (c) All machinery and equipment related to the Business which is not listed or referred to in any of the Schedules referred to in Section l.1, above;
        (d) Any right, title or interest in the real property utilized by Seller with respect to the Business; and
        (e) All finished goods inventory, work in process, and raw materials associated with the business which are not listed or referred to in Schedule 1.1
(b), above. (Buyer may purchase these items at Seller's cost.)

1.3 CONSIDERATION. For and in consideration of the Acquired Assets of the Business to be purchased and acquired by Buyer hereunder, BUYER covenants and agrees as provided in Section 1.4, below, to pay and remit to Seller an aggregate purchase price (the "Purchase Price") of up to Three Million Two Hundred Thousand Dollars ($3,200,000).




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1.4 PAYMENT OF CONSIDERATION. At the Closing:

(a)  Buyer will deliver to Seller :
        (i) the sum of Seven Hundred Fifty Thousand Dollars ($750,000) in cash or its equivalent;
        (ii) a non-negotiable installment note from the Buyer to the Seller in the principal amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) with interest at the rate of nine percent (9%) per annum (the "Installment Note"). The Installment Note shall be substantially as appearing at Exhibit A and will provide that all interest and principal will be paid in full on or before the expiration of seven years with a right to prepay all or a portion thereof without penalty. The Installment Note will be secured by all of Buyer's assets subject only to a first security interest of Buyer's lender as evidenced by a Security Agreement substantially as appearing at Exhibit B;
        (iii) a Commission Agreement substantially in the form attached as Exhibit C, hereto providing that Seller will be eligible to receive up to $700,000 under annual payments from Buyer upon Buyer achieving the sales results specified in the Commission Agreement; and
        (iv) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

b)   Seller will deliver to Buyer:
        i) a Non-Compete Agreement substantially in the form of Exhibit D, hereto;
        ii) a certificate executed by Seller to the effect that, except as otherwise stated in such certificate, each of Seller's representations and warranties in this Agreement was accurate in all respects of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date; and
        iii) a Bill of Sale substantially in the form of Exhibit E, hereto.

1.5 LIMITED ASSUMPTION OF LIABILITIES.

Except for the Assigned Customer Orders as specifically  provided in Section 1.1
(c), above and the assumption of warranty  responsibilities pursuant to Seller's



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covenant appearing in Section 9.1, below, Buyer does not and shall not assume or be otherwise responsible for any liability or obligation of the Business arising from or related to activities which occurred prior to the end of business on the Closing date, including without limitation:
        (a) any debts,  liabilities,  obligations  or taxes with  respect to any
period   whether  known  or  unknown,   contingent   or  fixed,   liquidated  or
unliquidated;
        (b) litigation to which Seller is a party or subject to; or arising from or related to any litigation relating to any events, occurrences or facts connected to the Seller, the Assets, the Business or Seller's operations of the Business or to which Seller is a party or subject;
        (c)  claims by  employees,  former  employees  or  retirees  of  Seller,
including  without  limitation,   those  relating  to  terms  or  conditions  of
employment policies, practices, compensation, medical benefits, benefit or welfare plans or any other employment-related obligation;
        (d) personal injury or property damage claims whether arising by negligence, strict liability or otherwise, including, without limitation, any products manufactured, fabricated, made, distributed or sold by Seller;
        (e) any compensation or benefits claims (including, without limitation, pension, profit-sharing or vacation benefits) for services rendered for Seller; or
        (f) Seller's compliance with any applicable laws, rules, regulations, ordinances or orders of federal, state or local laws, the conduct of Seller's operations, the Business, employment matters, Seller's operations or the Assets, including, without limitation, all applicable environmental, health and safety matters.
        (g) Seller's warranty responsibility and any other claim or liability arising from the Paxson Communication claim described in Schedule 3.11 of this agreement.

(The foregoing collectively referred to as the "Excluded Liabilities").

With respect to the Assigned Customer Orders, Buyer's obligations, liabilities and duties shall relate only to goods completed and shipped by Buyer.

1. 6 BULK SALES ACT WAIVER. Buyer and Seller agree to waive compliance with the provisions of any applicable "Bulk Sales Laws", but Seller hereby agrees and undertakes to indemnify and hold harmless with respect of any claims of persons, firms or entities (governmental or non-governmental) who would be entitled, as a claimant of Seller, to assert a claim under any applicable "Bulk Sales Laws" against Buyer or all or any part of the Assets sold to Buyer.



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1.7 SALES AND USE TAXES. Seller shall be responsible for paying any sales or use taxes resulting from the sale of the Assets under this Agreement.

SECTION 2.  CLOSING.

2.1 CLOSING DATE. Both Parties shall be relieved of any further obligations under this Agreement if the Closing fails to occur on or before April 13, 2001. The Closing of the purchase and sale provided for in this Agreement (the "Closing" or "Closing Date") shall be held at Buyer's lending institution at such time as Buyer's lender funds the Loan, or at such other place, date or time as may be agreed upon in writing by the Parties.

2.2 TRANSFER OF ASSETS. At the Closing, Seller will deliver or cause to be delivered to Buyer a Bill of Sale, substantially in the form as appearing at Exhibit E, hereto, transferring to Buyer title to the Acquired Assets. The tangible Acquired Assets shall be delivered FOB Salt Lake City packaged for shipment.

2.3 FURTHER ASSURANCES. Seller from time to time after the Closing, at the request of Buyer and without further consideration, will execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to effectively transfer and assign to, and vest in, Buyer title to each of the Acquired Assets.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

3.1 DATE OF REPRESENTATIONS AND WARRANTIES. As of the date of this Agreement and as of the Closing, Seller makes the representations and warranties to Buyer contained in this Section 3-- subject to the disclosure schedules accompanying this Agreement.

3.2 ORGANIZATION AND QUALIFICATION of SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State Of Utah, with full power and authority to own or lease its properties and conduct its business in the manner and in the place where such properties are owned or leased or such business is conducted.


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3.3  REQUISITE  CORPORATE  ACTION.  Seller has full power and authority to enter into, execute and deliver this Agreement. Seller has, or prior to the Closing will have, taken all action, corporate and otherwise, which may be required by its Articles of Incorporation and By-Laws, or by the laws of the State of Utah to permit the performance of this Agreement by Seller in accordance with its terms.

3.4 FINANCIAL STATEMENTS. Seller has delivered the financial statements listed or referred to in Schedule 3.4. Except as expressly noted on Schedule 3.4: (i) each of such financial statements was prepared in accordance with GAAP applied on a basis consistent with prior periods, subject to a lack of footnotes and, in the case of any Interim Financials, year-end adjustments consisting of normal closing accruals; (ii) each such balance sheet fairly presents the financial condition of the Business as of its date; and (iii) each of such income and cash flow statements fairly presents a true, complete, and correct record of the results of operation and cash flows of the Business for the period covered thereby.

3.5 CONSENTS AND APPROVALS OF THIRD PARTIES. No consent, approval or authorization of; or declaration, filing or registration with, any third party (including, without limitation, any governmental or regulatory authority pursuant to the Hart -Scott-Rodino Antitrust Improvements Act or any other State or federal regulation, any distributor pursuant to any Sales Distribution Agreements, or development partner pursuant to any Partnership or Joint
Development Agreements) is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of its obligations hereunder, except as listed or referred to in Schedule 3.5. Without limiting the foregoing, Seller specifically represents and warrants that: i) Seller is the sole General Partner under the Limited Partnerships; ii) the terms of Limited Partnership Agreements for both Limited Partnerships grant the General Partner authority to dissolve the Limited Partnerships without the approval of the Limited Partners; and iii) prior to, or as soon as reasonably practical following, the Closing, the Limited Partnerships will be dissolved by Seller according to such terms.

3.6 NO CONFLICT. The execution, delivery and performance of this Agreement by Seller will not: (a) violate any provision of the Articles of Organization or By-laws of Seller; (b) violate any federal law or any law of the State of Utah;
(c) violate or cause a default under any agreement, contract, instrument, order, judgment or decision to which Seller is a party or by which it is bound; or (d) result in the creation of any lien, charge or encumbrance upon any of the Acquired Assets of Seller pursuant to any agreement, contract, instrument,



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order,  judgment or decision to which Seller is a party or by which it is bound, except as listed or referred to in Schedule 3.6.

3.7 ASSIGNED CUSTOMER ORDERS. Schedule 3.7(which shall be delivered within 10 days of the Closing Date) contains: i) a complete list of all Assigned Customer Orders and open Sales Contracts to be transferred under this Agreement; and ii) a list of customers who purchased equipment with respect to the Business since January 1, 1998 through the Closing Date. To Seller's knowledge there are no threatened or impending difficulties in Seller's relationships with any of the Assigned Customer Orders or customers listed on Schedule 3.7. Seller does not warrant that such relationships will continue.

3.8 INVENTORY. The finished goods inventory listed at Schedule 1.1 b) possess an aggregate cost of goods equal or greater in the dollar amount to the comparable aggregate cost of goods total with respect to the finished goods sold by Seller in the Business in the last calendar quarter of 2000.

3.9 ABSENCE OF UNDISCLOSED OBLIGATIONS. Seller does not have any material or unusual commitments or obligations (absolute, accrued or contingent) with respect to any Assigned Customer Orders appearing at Schedule 3.7 that Buyer will assume pursuant to this Agreement or with respect to the Acquired Assets or Business, which, because of this transaction, would be chargeable to Buyer. Seller has performed in a good and workmanlike manner all work relating to the finished goods inventory listed at Schedule 1.1 (b).

3.10 DISCLOSURE. In connection with the negotiation and preparation of this Agreement, Seller has prepared and delivered to Buyer certain information as listed or referred to on the Disclosure Schedule dated April 12, 2001 and attached hereto as Schedule 3.10. To the best of Seller's knowledge and belief, such information accurately and completely states the facts appearing therein and discloses any facts that could materially alter the Business or the Acquired Assets.

3.11 ACQUIRED ASSETS, ABSENCE OF LIENS. As of the Closing, Seller will have good and marketable title to all the Acquired Assets and none of the Acquired Assets will be subject to any mortgage, pledge, lien, conditional sales agreement, security interest, encumbrance or other charge. All the operating Assets shall be in good operating condition and repair, reasonable wear and tear excepted, for their present use in the Business. Seller has no knowledge of any material


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defect  in any of the  Acquired  Assets  being  purchased  by  Buyer,  except as identified at Schedule 3.11.

3.12 COMPLIANCE WITH LAWS. Seller has received no notice from any governmental authority having jurisdiction to enforce any laws, rules or regulations applicable to the use of the Acquired Assets or conduct of the Business with respect to any violation, claim, investigation or asserted violation of any provision of any such laws, rules or regulations, and Seller has complied and is in compliance with all such laws, rules and regulations where non-compliance would have a material adverse effect on the Business. To the best of the knowledge of Seller, no such violation, claim, or claim is threatened or pending in respect of the Business or the Acquired Assets.

3.13 LEGAL PROCEEDINGS. Seller is not in violation of or in default under any judgment, order or decree of any court, governmental authority or arbitrator applicable to the Business or Acquired Assets or Seller's business generally which could materially impact the Business or the transaction contemplated by this Agreement.

3.14 BROKERAGE. No broker or finder has acted directly or indirectly for Seller in connection with this Agreement or the transactions contemplated hereby, and no such person is entitled to any broker or finder's fee or other commission in respect thereto. Seller shall be solely responsible for the payment of any commission due to any such broker.

3.15 LIABILITIES. To the best of Seller's knowledge, there is no basis upon which any third party could recover against Buyer in respect of a liability of Seller because of this Agreement or the transactions contemplated by this Agreement. Except as listed or referred to in Schedule 3.15, Seller is not in default in any material respect nor, to the best of Seller's knowledge, is there any basis for any claim of default in any material respect by Seller, under any contract or other agreement made by or on behalf of the Business.

3.16 TAXES. There are no liens against the Acquired Assets for nonpayment of taxes, and no basis exists for the filing of any liens upon the Acquired Assets for non-payment of taxes.

3.17 INSURANCE POLICIES. All insurance currently carried by Seller with respect to the Acquired Assets remains in full force and effect and premiums have been timely paid. Seller has not been notified by any insurer of the existence of any grounds for cancellation of any insurance policy or a reduction in coverage.


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Seller has maintained those levels of liability, products liability, and workers compensation and casualty coverage insurance as set forth on Schedule 3.17.

3.18 EMPLOYMENT MATTERS. Seller has complied in all material aspects of laws, rules and regulations relating to the employment of labor. At the date of this Agreement or in the ordinary course of business following the date of this Agreement, all obligations of Seller to its employees for compensation, vacation pay and time, health and welfare plans qualified and non qualified compensation plans, pensions, and severance obligations and liabilities to employees arising by virtue of the actions contemplated in this Agreement will be satisfied by Seller.

3.19 ENVIRONMENTAL MATTERS. Seller has obtained all permits, licenses and other authorizations which are required to be obtained by Seller for the operation of the Acquired Assets under federal, state and local laws relating to the environment and Seller has handled, stored, transported where failure to so comply would interfere with the operation of the Business, and disposed of its wastes, toxic, hazardous or otherwise relating to the Acquired Assets, in compliance with all such laws such that Buyer would not be prevented from moving the Acquired Assets.

3.20 TRADEMARKS, PATENTS, INTELLECTUAL PROPERTY. Except as listed or referred to in Schedule 3.21: i) there are no patents, trademarks, trade names, copyrights, or other intellectual property necessary for Buyer's continuation of the Business as presently conducted by Seller (the "Intellectual Property"); ii) Seller owns or has the sole and exclusive right to use all Intellectual Property and the consummation of the transactions contemplated by this Agreement will not alter or impair any such right.; iii) Seller is not in breach of any agreement or license relating to the Intellectual Property; iv) no claims have been asserted, and to the knowledge of Seller, no claims are pending, by any party regarding use of the Intellectual Property; and v) to the best of Seller's knowledge no third party is infringing or wrongfully utilizing the Intellectual Property .

3.21 CUSTOMERS AND SUPPLIERS. Seller is not involved in any material controversy or dispute with any of its customers or suppliers.

3.22  SPECIFIC  CHANGES  SINCE JULY 1, 2000.  Except as listed or referred to in
Schedule 3.22 since July 1, 2000 all sale commitments reflect normal gross margins and there has not been any material and adverse change in, or any other circumstance which may reasonably be expected to have a material adverse effect upon, the Acquired Assets or the financial condition or conduct of the Business.


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SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.

4.1 DATE OF REPRESENTATIONS AND WARRANTIES. As of the date of this Agreement and as of the Closing, Buyer makes the representations and warranties contained in this Section 4-- subject to the disclosure schedules accompanying this Agreement..

4.2 ORGANIZATION AND QUALIFICATION OF BUYER. Buyer is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts with full power and authority to enter into this Agreement and to perform Buyer's obligations contained herein.

4.3 REQUISITE CORPORATE ACTION. Buyer has taken all action, corporate and otherwise, which may be required by its Articles of Organization and By-Laws, to permit the performance of this Agreement by Buyer in accordance with its terms.

4.4 CONSENTS AND APPROVALS OF THIRD PARTIES. No consent, approval or authorization of; or declaration, filing or registration with, any third party (including, without limitation, any law or regulation of the Commonwealth of Massachusetts, any distributor pursuant to any Buyer Distribution Agreements, or development partner pursuant to any Partnership or Joint Development Agreements) is required in connection with the execution and delivery by Buyer of this Agreement or the performance by Buyer of its obligations hereunder, except as listed or referred to in Schedule 4.4.

4.5 NO CONFLICT. The execution, delivery and performance of this Agreement by Buyer will not: (a) violate any provision of the Articles of Organization or By-laws of Buyer; (b) violate any law of the Commonwealth of Massachusetts; or
(c) violate or cause a default under any agreement, contract, instrument, order, judgment or decision to which Buyer is a party or by which it is bound; except as listed or referred to in Schedule 4.5.

4.6 LEGAL PROCEEDINGS. There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending or threatened against Buyer which, if adversely determined, could impair the performance by Buyer of its obligations pursuant to this Agreement.



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4.7 BROKERAGE. No broker or finder has acted directly or indirectly for Buyer in connection with this Agreement or the transactions contemplated hereby, and no such person is entitled to any broker or finder's fee or other commission in respect thereto. Buyer shall be solely responsible for the payment of any commission due to any such broker.

SECTION 5.  CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing, of the following conditions:

5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller contained in Section 3 hereof shall be true and accurate in all material respects as of the date of Closing with the same effect as though such representations and warranties had been made again and reaffirmed on and as of the Closing. Where such representations and warranties include a "materiality" qualification, they shall be true and accurate in all respects as of the date of Closing with the same effect as though such representations and warranties had been made again and reaffirmed on and as of the Closing.

5.2 PERFORMANCE OF COVENANTS. Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the date of Closing.

5.3 NO GOVERNMENT OR OTHER PROCEEDING OR LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement, and no suit, action, investigation, inquiry or proceeding by any governmental body or legislative or administrative proceeding by any person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement.

5.4 ABSENCE OF CHANGES. There shall not have been, or threatened to be, any material damage to or loss or destruction of any of the Acquired Assets or any material adverse change in the financial condition, or operation of the Business or imposition of any laws, rules, or regulations which would materially adversely affect the financial condition, operation of the Business or Acquired Assets not previously disclosed to Buyer in writing.



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5.5 COMPLIANCE WITH  AGREEMENT.  Seller shall have performed and complied in all material respects with all of Seller's obligations under this Agreement which are to be performed or complied with by Seller on or prior to the Closing Date.

5.6 BOARD OF DIRECTOR APPROVAL. Seller shall have obtained approval from the Board of Directions and shall have delivered a certificate of the Secretary of Seller setting forth a resolution of Seller's Board of Directors authorizing the execution and delivery of this Agreement and the performance by Seller of the transactions contemplated by this Agreement.

5.7 CROWN INTERNATIONAL APPROVAL. With Seller's assistance and permission, Buyer shall have obtained an agreement with Crown International, Inc. which will result in Buyer succeeding to substantially similar rights and obligations as presently held by Seller under the so-called " Crown International OEM Proposal" dated on or about July 12, 1999.

SECTION 6.  CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE.

The obligations of Seller under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or before the Closing, of the following conditions;

6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in Section 4 hereof shall be true and accurate in all material respects as of the date of Closing with the same effect as though such representations and warranties had been made again and reaffirmed on and as of the Closing. Where such representations and warranties include a "materiality" qualification, they shall be true and accurate in all respects as of the date of Closing with the same effect as though such representations and warranties had been made again and reaffirmed on and as of the Closing.

6.2 PERFORMANCE OF COVENANTS. Buyer shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the date of Closing.

6.3 NO GOVERNMENT OR OTHER PROCEEDING OR LITIGATION. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated by this Agreement, and no suit, action, investigation, inquiry or proceeding by any governmental body or legislative or administrative proceeding by any person or entity shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement.

6.4 COMPLIANCE WITH AGREEMENT. Buyer shall have performed and complied in all material respects with all of Buyer's obligations under this Agreement which are to be performed or complied with by Buyer on or prior to the Closing Date.

6.5 BOARD OF DIRECTOR APPROVAL. Buyer shall have delivered a certificate of the Clerk or Secretary of Buyer setting forth a resolution of Buyer's Board of Directors authorizing the execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated by this Agreement.

SECTION 7.  TERMINATION AND ABANDONMENT.

7.1 TERMINATION. This Agreement may be terminated and the purchase and sale and the other transaction provided for by this Agreement may be abandoned, without liability on the part of either Party to the other, on or before the Closing
Date:
        (a) By mutual written consent of Buyer and Seller;
        (b) By Buyer, if any of the conditions of Section 5 of this Agreement have not been satisfied on or prior to the Closing Date and have not been waived by Buyer in writing; or
        (c) By Seller, if any of the conditions of Section 6 of this Agreement have not been satisfied on or prior to the Closing Date and have not been waived by Seller in writing.
        (d) By either Party if the financial commitment or funding does not occur prior to the time limits specified in Section 2.1 of this Agreement.

7.2 NOTICE OF TERMINATION. In the event of termination and abandonment by either Party as provided in Section 7.1 hereof, prompt written notice thereof shall forthwith be given to the other Party.

7.3 EFFECT OF TERMINATION.  After  termination of this Agreement as described in
Section 7.1 above:

        (a) Each Party hereto will redeliver all documents and other materials of the other relating to the transactions contemplated hereby to the Party furnishing the same.
        (b) No Party hereto shall have any liability or further obligation to the other Party, except as set forth in paragraph (a), immediately above.

SECTION 8.  INDEMNIFICATION AND REIMBURSEMENT.

8.1 INDEMNIFICATION BY SELLER. In order to induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller covenants and agrees to and shall indemnify Buyer and its directors, officers, employees and affiliates and shall defend and hold the same harmless against and with respect to:
        (a) Any loss, damage, cost or expense resulting from or arising out of any misrepresentation or breach of warranty on the part of Seller in respect of any representation or warranty of Seller set forth herein;
        (b) Any loss, damage, cost or expense resulting from or arising out of any breach by Seller of this Agreement or any of the covenants or agreements set forth herein;
        (c) Any loss, damage, cost or expense resulting from or arising out of any and all debts, liabilities and obligation of the Business not specifically assumed by Buyer pursuant to Section 1.5 of this Agreement (including by way of example and not in limitation such as arise from products shipped by Seller prior to Closing);
        (d) Any loss, damage, cost, penalty or expense resulting from and arising out of any proceeding or action instituted by any governmental or private entity which alleges that the transaction contemplated by this Agreement is void or unlawful as a result of any federal or state antitrust law, policy or regulation; and
        (e) All demands, assessments, judgments, costs, and legal and other expenses (including reasonable attorney's fees and costs) arising from or in respect of any action, suit, proceeding or claim incident to any of the foregoing subparagraphs of this Section 8.1; provided, however, that entitlement to indemnification hereunder with respect to a breach of any representation or warranty by Seller hereunder (but not of any of its covenants, agreements or other obligations hereunder) shall be conditioned upon claims in respect thereof being submitted, if at all, by Buyer to Seller within six (6) years from and after the Closing Date.

8.2 INDEMNIFICATION BY BUYER. In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer covenants and agrees to and shall indemnify Seller and its Directors, officers, employees and affiliate and shall defend and hold same harmless against and with respect to:

        (a) Any loss, damage, cost or expense resulting from or arising out of any misrepresentation or breach of warranty on the part of Buyer in respect of any representation or warranty of Buyer set forth herein;
        (b) Any loss, damage, cost or expense resulting from or arising out of any breach by Buyer of this Agreement or of any of the covenants or agreements set forth herein;
        (c) Any loss, damage, cost or expense resulting from or arising out of any and all liabilities and obligations of the Business assumed by Buyer pursuant to Section 1.5 of this Agreement;
        (d) All demands, assessments, judgments, costs and legal and other expenses (including reasonable attorney's fees and costs) arising from or in respect of any action, suit, processing or claim incident to any of the foregoing subparagraphs of this Section 8.2; provided, however, that entitlement to indemnification hereunder with respect to a breach of any representation or warranty by Buyer hereunder (but not of any of its covenants, agreements or other obligations hereunder) shall be conditioned upon claims in respect thereof being submitted, if at all, by Seller to Buyer within six (6) years from and after the Closing Date.

8.3 NOTICE: DEFENSE OF CLAIMS. Buyer and Seller shall each give prompt written notice to the other of each claim for indemnification hereunder, specifying the amount and nature of the claim, and of any matter which in the opinion of the Claiming Party is likely to give rise to an indemnification claim. The Indemnifying Party shall promptly settle the claim or undertake to defend against the same at its sole expense and cost; provided that the Party seeking indemnification shall be entitled to participate in any such defense at its cost and expense.

8.4 LIMITATIONS ON INDEMNIFICATION. (a) No Party shall have any liability in respect of indemnification under Section 8 until the total dollar amount arising thereunder exceeds Thirty-Two Thousand Dollars ($32,000.00) (the "Threshold Amount") and the notice required by Section 8.3 is given as required by Section
8.1 or Section 8.2, as the case may be. Notwithstanding the foregoing, the Threshold Amount shall not apply to any Claim arising from Seller's breach of its obligations under Section 9.1 c), below. (b) In the event a Party's liabilities under Section 8.4(a) exceeds the Threshold Amount, then in such event the Party obligated for such indemnification shall fully indemnify and reimburse the other party for all amounts expended under either Section 8.1 or 8.2, as the case may be, including such Party's Threshold Amount.

        (c) A Party's liability for indemnification under Section 8 shall not exceed the aggregate amount of Three Million Two Hundred Thousand Dollars ($3,200,000.00) ("Indemnification Limit"). Buyer shall have the option of offsetting all or a portion of any indemnification claim against payments due under the Installment Note, Commission Agreement, or any claim for indemnification filed by Seller. Seller shall have the option of offsetting all or a portion of any indemnification claim against any claim for indemnification made by Buyer.
        (d) This Section 8.4 will not apply to any intentional breach by a Party of any covenant or obligation or any knowing and intentional misrepresentation.
        (e) Wherever a "materiality" qualification exists, such qualification shall not be taken into account in determining the magnitude of the damages occasioned by a breach when calculating whether the Threshold Amount has been surpassed.

SECTION 9.  OTHER AGREEMENT OF BUYER AND SELLER.

9.1 COVENANTS OF SELLER.
a) Seller will pay, and will be solely responsible for all debts, liabilities, obligations relating to or arising from the Excluded Liabilities and Seller's operation of the Business prior to close of business on the Closing Date, including without limitation, product liability or other claims or claims for defective products manufactured, produced and sold by Seller in connection with the Business or in connection with the Inventory and other Acquired Assets, and environmental matters (including fines, penalties, remediation costs and all other matters) and Seller will pay all such debts, liabilities and claims or otherwise fulfill such obligations as and when they become due or payable.

(b) Between the date hereof and the Closing, Seller will comply with the following covenants:
                (i) Seller will maintain in full force and effect its present insurance policies with respect to the Assets, and will not knowingly take any action which would enable the insurers thereunder to avoid liabilities for claims arising out of occurrences prior to the date of Closing.
                (ii) Seller will duly observe and conform to the lawful requirements of any governmental authorities relating to any of the Acquired Assets and the covenants, terms and conditions upon or under which any of the Acquired Assets are held.
                (iii) Seller shall use its best efforts to obtain any and all approvals and consents, governmental or otherwise, which are necessary for the consummation of the transactions contemplated by this Agreement in accordance with its terms.

                (iv) Seller will not communicate with its customers and suppliers with respect to the transaction contemplated by this Agreement other than in cooperation with Buyer. To the extent reasonably requested, Seller shall use its best efforts to cause its employees to cooperate with Buyer in communicating with Seller's customers and suppliers, and shall assist Buyer in its efforts to become a qualified supplier to customers of Seller.
                (v) Between the date of this Agreement and the Closing, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of the Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.
                (vi) Seller shall not enter into any contract, commitment or transaction binding on or affecting the Business or the Acquired Assets that is not in the usual and ordinary course of business or that would obligate Buyer for a duration of more than six months without first obtaining Buyer's prior written authorization.

c) Within thirty days of receiving an invoice from Buyer, Seller shall reimburse Buyer's cost of fulfilling Seller's or Buyer's warranty obligations arising as a result of:
                i) sales by Seller pursuant to the Business prior to Closing; or
                ii) sales of Inventory by Buyer pursuant to the Business after the Closing. Such invoices shall itemize the customer, product involved, invoice date and number and also reasonably document the amount of Buyer's "Burdened Costs" associated with the warranty work or Buyer's refund or replacement cost, if in Buyer's reasonable judgment it is less costly to replace or refund than to repair the product under warranty. For purposes of this Agreement, "burdened costs" shall mean labor, materials, plus an allocation of overhead. Seller may satisfy its obligations under any such invoice by shipping surplus inventory of a kind and quantify which has been previously approved by Buyer as acceptable. Seller may claim a credit against such invoices in the amount of Seller's cost in the surplus inventory at the time of delivery of same to Buyer FOB Salt Lake City. In the event Seller fails to pay Buyer as provided above, Buyer shall have the option of offsetting any claim for such warranty work from any amounts owed Seller under the Installment Note or pursuant to the Commission Agreement.

d) Buyer will have a non-exclusive license to use the trade name "Gentner" and/or "Gentner Communications Corporation" as same appear on any of the Acquired Assets until such assets are consumed by Buyer in the ordinary course of business or twelve months from the Closing Date, whichever occurs first. Any other use shall be prohibited unless Buyer receives Seller's prior written authorization. As a condition of use, Buyer agrees to use all reasonable efforts to assure that the recipient of such assets are aware of the sale of the Business by Seller to Buyer.

e) Seller will complete delivery of the Acquired Assets no later than the timetable established immediately below. ("Delivery" shall mean either placing the information on the Internet to Buyer's attention or placing the tangible goods in the care of a commercial carrier as designated in advance by Buyer. Delivery of the Acquired Assets are summarized below according to the paragraph designation utilized in Section 1.1 of this Agreement.)
        "a)" Tooling, dies, etc., shall be delivered by May 5, 2002 except for one set of screens which are required to manufacture the surface mount units for International Radio and Electronics Corporation f/k/a Crown International which may be retained by Seller as long as Buyer wishes to retain Seller as a contractor for the manufacture of such units.
        "b)" Inventory shall be delivered pursuant to 2 delivery commitments. The First Commitment appears at Schedule 1.1 b) of this Agreement and covers delivery's which will occur during the 30 days immediately following the Closing. The Second Commitment will be as mutually agreed to by Buyer and Seller during the 15 days immediately following Closing and will result in completion of delivery of all Inventory within 60 days following Closing.
        "c)" Sales orders, etc. shall be delivered within 5 days following Closing.
        "d)" Trademarks, etc. will be delivered with the execution of the Bill of Sale at Closing.
        "e)" Seller will apply commercially reasonable efforts to deliver the Acquired Assets no later than the timetable established immediately below. ("Delivery" shall mean either placing the information on the Internet to Buyer's attention or placing the tangible goods in the care of a commercial carrier as designated in advance by Buyer.)
                (i) Inventory will be delivered pursuant to the commitments itemized at Schedule 1.1b) of this Agreement;
                (ii)  Technical  support  equipment  will be delivered by May 5,
        2001;
                (iii) Tangible Personal Property required by Seller to manufacture for Buyer may be retained by Seller as long as Buyer wishes to retain Seller as a contractor;
                (iv) Sales orders will be delivered at Closing;
                (v) All other Acquired Assets, including without limitation the Customer Database, software, and duplicated manufacturing Tangible Personal Property will be delivered by April 20, 2001.

        "f)" The only Sales Distribution Agreement which will be delivered is the OEM Proposal dated July 12, 1999 with International Radio and Electronics Corporation f/k/a Crown International whose assignment will be effective on the date of Closing.
        "g)" Other intangible assets will be delivered with the execution of the Bill of Sale at Closing with the exception of the Customer Data Base which will be delivered by April 20, 2001.

9.2  COVENANTS  OF BUYER
        (a) Buyer will pay, and subject to the limitations of Section 1.5 above, will be solely responsible for all debts, liabilities and obligations relating to or arising after the date of this Agreement which arise from Buyer's use of the Acquired Assets or operation of the Business, including product liability or other claims or claims for defective products manufactured and sold by Buyer, and will fulfill such obligations as and when they become due and payable.
        (b) Between the date hereof and the Closing, Buyer will comply with the following covenants:
                (i) Buyer will, in good faith, use its best efforts to satisfy all the conditions to Buyer's obligations hereunder required or necessary for the consummation of the transactions contemplated by this Agreement; and
                (ii) Any communication by Buyer (its agents, employees and its affiliated or related entities) with Seller's customers and suppliers with respect to the transaction contemplated by this Agreement shall be for the sole purpose of having such customers and suppliers to establish a relationship with Buyer after the Closing with respect to the Business and Buyer hereby undertakes that it will not use such communications as an opportunity to encourage such suppliers and customers to terminate their relations with Seller if the Closing does not take place.

SECTION 10.  MISCELLANEOUS  PROVISIONS.

10.1 NOTICES. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if delivered or mailed by certified mail:

                       TO BUYER:            Peter Burk, Pres.
                       --------             Burk Technology, Inc.
                                            7 Beaver Brook Road
                                            Littleton, MA  01460

                       With a copy to:      Noel R. Bartsch, Esq.
                                            PO Box 7581
                                            Fitchburg, MA  01420

                       TO SELLER:           Frances M. Flood, Pres.
                       ---------            Gentner Communications Corporation
                                            1825 Research Way
                                            Salt Lake City, UT  8419

                       With a copy to:      James A. Valeo, General Counsel
                                            Gentner Communications Corporation
                                            1825 Research Way
                                            Salt Lake City, UT  8419

or to such other address of which any party may by certified mail notify the other.

10.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts including its conflict of laws provisions.

10.3 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein, is complete and all promises, representations, understandings, warranties and agreements with respect to the subject matter hereof, and all inducement to the making of this Agreement relied upon by any Party hereto, have been expressed herein. This Agreement may not be modified or amended except in writing signed by the Parties hereto.

10.4 EXPENSES. Each of the Parties hereto will bear its own legal fees, consulting or professional fees and other expenses incurred in connection with this Agreement or any transaction contemplated by this Agreement.

10.5 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit to the Parties hereto, their successors and assigns. Subject to the other provisions of this Section, Seller may freely assign this Agreement, and its rights and obligations hereunder, without seeking the consent of Buyer. Buyer may freely assign this Agreement, and its rights and obligations hereunder, to an affiliate of Buyer or (with the prior written consent of Seller, which consent may not be unreasonably withheld) to a third party. Except as set forth in the next sentence, any assignment of this Asset Purchase Agreement by either Party must also include an assignment of the Commission Agreement, Security Agreement, Non-Compete Agreement and Installment Note, executed of even date herewith by the Parties. Any assignment of the Commission Agreement, Security Agreement, and Installment Note by Seller to an affiliate must be conditioned upon Seller remaining jointly and severally liable for the performance of all the obligations under such documents and must not void Buyer's right to offset against amounts due under the Installment Note and Commission Agreement as allowed in Section 9.1 c) of the Asset Purchase Agreement. Notwithstanding any of the provisions of this Section, Peter C. Burk may transfer up to 49% of his stock in Buyer at anytime without having to obtain Seller's approval or qualifying under any of the other provisions of this Agreement.

10.6 NON-DISCLOSURE. The Parties each covenant and agree that, except as provided for herein below, each will not for a period of five years from and after the date hereof make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other Party as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which either Party is required by law to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the Party so required to do so by law shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than 2 business days prior notice to the other
Party, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Party. Each Party hereto agrees that it will not unreasonably withhold any such consent or clearance. The foregoing shall not, however, preclude the Parties on and after the date hereof from notifying their respective employees of the transactions provided for herein or preclude Buyer from and after the Closing Date from notifying customers and suppliers of the Business and others having business relationships with the Business as to consummation of the transaction provided for herein (but not the financial terms and conditions hereof). In addition, Buyer acknowledges that Seller will file a Form 8-K with the Securities and Exchange Commission regarding the transactions described herein following the Closing.

10.7 COSTS. Each Party covenants and agrees that it shall be responsible for and shall bear its respective costs and expenses in connection with, or arising out of, the negotiation, preparation and execution of the Agreement and performance of the transactions contemplated hereby; except as such may be covered by the indemnity provisions of this Agreement.

10.8 INTENTIONALLY OMITTED.

10.9 WAIVER, REMEDIES. No waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other or subsequent breach, and the failure of a Party to enforce at any time any provision hereof shall not be deemed a waiver of any right of such Party to subsequently enforce such provision or any other provision hereof. All remedies afforded in this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided herein or by law.

10.10 SEVERABILITY. In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law, the remainder of this Agreement shall remain valid and enforceable, unless such invalidity, illegality or unenforceability substantially diminishes the rights and obligations, taken as a whole, or either Party hereunder.

10.11 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. All representations, warranties, covenants and agreements of the Parties hereto contained in this Agreement and any Schedule or Exhibit hereto shall survive the execution and delivery hereof and thereof and consummation of the transactions provided for herein notwithstanding any investigation heretofore or hereafter made by or on behalf of the respective Parties hereto. All such undertakings shall expire two years after the Closing except for: i) Seller's covenants appearing at Paragraphs a) and c) of Section 9.1 of this Agreement which shall expire six years after the Closing; ii) the other paragraphs of Section 10 of this Agreement which shall extend indefinitely unless specifically limited therein; and iii) the provisions of the Installment Note, Security Agreement, Commission Agreement, and Non-Compete Agreement which shall expire according to their respective terms.

10.12 RESOLUTION OF DISPUTES. Any dispute arising out of, or in connection with, this Agreement, including any question regarding its existence, validity or termination, shall be settled by final and binding alternative dispute resolution ("ADR") as follows: first, by good faith negotiation between the parties for a period of no more than ten (10) days following written notice by the disputing party to the other party of such dispute; second, if unresolved, by non-binding meditation for a period of thirty (30) days before a mutually satisfactory mediator; and third, if still unresolved following mediation or following fifteen (15) days with the parties being unable to agree upon a mediator, by binding arbitration in the location of the non-initiating party's executive office, before a single arbitrator under the rules of the American Arbitration Association. The Parties agree to utilize the courts only to: a) enforce the final decision resulting from application of this Section; and b) obtain such injunctive relief as is necessary to avoid irreparable harm pending such final decision under this Section. In the event of issuance of an injunction, the Parties agree to promptly cooperate as necessary to remove or modify the injunction to be consistent with any interim or final ADR decision.

Each party shall bear all of its own costs and expenses and one-half of the costs and expenses of any mediator or arbitrator.

10.13 PRODUCTION SUPPORT.
a) In order to complete the transfer of the Business. Seller agrees and covenants to provide Buyer without charge the following assistance during the time periods indicated:
        Training--During the week of April 30, 2001. Seller agrees to train Buyer's Customer Service Representative at Seller's facilities. Within thirty days following Closing at a mutually agreeable time, Seller will make its personnel available to train up to five addition employees of Buyer for up to three business days each at Seller's facilities; and
        Telephone Assistance--During the 90 days following Closing, Seller will identify technical, marketing, and manufacturing employees who will be available to Buyer's personnel for telephone consultation during normal business hours.
        Make and Hold Commitments--Seller will do everything reasonably possible to allow Buyer to avail itself of the raw materials and components presently allocated to Seller at its supplier's warehouses in order to facilitate the uninterrupted transfer of the Business from Seller to Buyer.
b) Seller also covenants and agrees to indefinitely support Buyer's reasonable requests for assistance i) in meeting Buyer's warranty obligations described in
ii) of paragraph c) of Section 9.1 of this Agreement, and ii) generally in the operation and future development of the Business. Seller will receive payment for such additional support at charges which represent Seller's "Burdened Costs".
c) All of the foregoing shall be in addition to any assistance which is reasonably requested by Buyer to meet Seller's warranty obligations described in
i) of paragraph c) of Section 9.1 of this Agreement which Seller will provide without charge to Buyer.

10.14 SALES SUPPORT. After the Closing, Seller agrees to promptly refer all customer inquiries with regard to the Business to the individuals, addresses, and phone numbers identified to Seller by Buyer in writing. Seller also agrees to cooperate to allow Buyer's direct phone number to be connected to Seller's telephone control center to enable telephone inquiries to be directly connected to Buyer's office. Buyer acknowledges that such direct connection must be at no cost to Seller and not disruptive to Seller's operations.

        IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives (hereunto declaring to be duly authorized) on and as of the day and date first above set forth.

SELLER:                                            BUYER:

Gentner Communications Corporation                 Burk Technology, Inc.
BY:/s/ Frances M. Flood                            BY:/s/Peter C. Burk
   ---------------------------------                  --------------------------
   Frances M. Flood, President & CEO                  Peter C. Burk, President

                                        EXHIBITS

      EXHIBIT         A             INSTALLMENT NOTE

                      B             SECURITY AGREEMENT

                      C             COMMISSION AGREEMENT

                      D             SELLER'S NON-COMPETE AGREEMENT

                      E.            BILL OF SALE

                                    EXHIBIT A

                         NON-NEGOTIABLE INSTALLMENT NOTE


$ 1,750,000.00                              Littleton, Massachusetts
                                            April  12,  2001

FOR VALUE RECEIVED, the undersigned, BURK TECHNOLOGY, INC., a Massachusetts corporation with offices at 7 Beaver Brook Road, Littleton, MA 01460 (the "Debtor"), hereby promises to pay to

GENTNER COMMUNICATIONS CORPORATION

a Utah corporation with offices at 1825 Research Way, Salt Lake City UT 84119 (the "Creditor"), OR ORDER, at Creditor's office, as identified above (or subsequently changed by Creditor providing written notice to Debtor of such change of address), the principal sum of

                ONE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS
                                ($1,750,000.00)

with interest on the unpaid principal until paid at the rate and in the manner hereinafter provided in lawful money of the United States of America.

The per annum rate of interest to be charged shall be fixed at the rate of nine percent (9.0%) per annum. Debtor will commence paying interest and principal totaling Ninety-Three Thousand Three Hundred Sixty-Six and Thirteen One Hundredths Dollars ($93,366.13) on a quarterly basis beginning with the first day of the first full calendar quarter which occurs at least 180 days from the date of this note, as more specifically enumerated on the attached Schedule A.

Each payment shall be applied: first to any late fees; second to interest then due on the unpaid balance of principal; and only then to reduction of principal.

Schedule A attached to this Note provides for twenty-six consecutive calendar quarterly payments. Creditor agrees that the Borrower may declare a quarterly payment deferral applicable to the next quarter if the aggregate "Net Sales" of the "Combined Business" (as to the two quoted terms are defined in the Commission Agreement of today's date) fails to meet or exceed $1,100,000 per calendar quarter or such pro rated portion of this amount for any partial calendar quarter. Any payments so deferred shall be paid on a calendar quarterly basis commencing after completion of the projected sixteen quarters identified at Schedule A with interest calculated on the deferred amount at 9% per annum. (For example, if Debtor deferred four quarterly payments during the first sixteen quarters, these payments would be due in quarters seventeen to twenty, respectively on a FIFO basis.) In any event, all indebtedness, including all unpaid or deferred principal, interest, and unpaid fees and expenses, if not sooner paid, shall be due and payable seven (7) years from the date of this Note.

The Debtor shall have the right to prepay this Note in part or in full without penalty. Any partial prepayment shall relieve Debtor of the obligation to make a regularly scheduled payment as specified above in the amount of such prepayment which has not been previously credited against a scheduled payment.

This Note shall become due and payable, including the entire balance of principal and interest then accrued and unpaid, prior to maturity at the option (exercisable regardless of any prior forbearance or indulgences) of the holder hereof upon any one or more of the following events, the occurrence of any of which shall be a default:

        a) failure to make any payment due under this Note which is not cured within fifteen (15) days from the date of the mailing of notice of such default by Creditor to Debtor; or

        b) default in the performance or observance of any of the agreements, covenants or conditions of this Note, Commission Agreement or the Security Agreement, all of today's date, not cured within thirty (30) days from the date of the mailing of notice of such default by Creditor to the Debtor;

        c) institution of bankruptcy or insolvency proceedings by the Debtor, or against the Debtor by a third party when such action is not removed within fifteen (15) days of institution; or

        d) lapse or termination of Debtor's interest in any collateral securing this Note except such collateral as is: a) replaced by collateral of equal or greater value; or b) otherwise sold or diminished in the ordinary course of business.

The Debtor also agrees to pay a late charge for payments of interest and principal made fifteen (15) days after their due date assessed at three percent (3%) of the overdue amount. Such late charge payments are made for the purpose of compensating the Creditor for its administrative costs and expenses in handling late payments and losses in connection therewith. This provision is not intended to provide a grace period for any payment otherwise due and payable and shall not constitute a waiver by the Creditor to insist upon the strict performance of any of the conditions of this Note or the Security Agreement or to declare any event of default for any payment not made when it was due and payable.

In case this Note shall not be paid in full whenever it shall become due, the Debtor agrees to pay all costs and expenses of collection, including court costs and reasonable attorneys' fees.

The indebtedness evidenced by this Note is subject to the provisions of a Security Agreement in the assets described in such Agreement.

This Note and all of the provisions hereof shall be binding upon and inure to the benefit to the Parties hereto, their successors and assigns. Subject to the other provisions of this Paragraph, Creditor may freely assign this Note and its rights and obligations hereunder, without seeking the consent of Debtor. Debtor may freely assign this Note, and its rights and obligations hereunder, to an affiliate of Debtor or (with the prior written consent of Creditor, which consent may not be unreasonably withheld) to a third party. Except as set forth in the next sentence, any assignment of this Note by either Party must also
include  an  assignment  of  the  Commission   Agreement,   Security  Agreement,
Non-Compete Agreement and Asset Purchase Agreement, executed of even date herewith by the Parties. Any assignment of the Commission Agreement, Security Agreement, and this Note by Creditor to an affiliate must be conditioned upon Creditor remaining jointly and severally liable for the performance of all the obligations under such documents and must not void Debtor's right to offset against amounts due under this Note and Commission Agreement as allowed in
Section 9.1 c) of the Asset Purchase Agreement. Notwithstanding any of the provisions of this Section, Peter C. Burk may transfer up to 49% of his stock in Debtor at anytime without having to obtain Creditor's approval or qualifying under any of the other provisions of this Note.


IN WITNESS WHEREOF, the Debtor has executed this Note as an instrument under seal as of the day and year first above written.

Signed in the presence of:
                                                   Burk Technology, Inc.

_______________________                            /s/Peter C. Burk
                                                   ---------------------
                                                   Peter C. Burk, President
                                                   Duly Authorized

                  Schedule A to Non-Negotiable Promissory Note


Quarterly Payment Schedule

                            [INTENTIONALLY OMMITTED]

                                    EXHIBIT B

                         SUBORDINATED SECURITY AGREEMENT

        This Security Agreement ("Agreement") dated as of April 12, 2001, is made and entered into by and between Burk Technology, Inc., a Massachusetts corporation ("Grantor"), and Gentner Communications Corporation, a Utah corporation ("Secured Party").

        WHEREAS, Grantor is delivering to Secured Party a (i) Non-Negotiable Installment Promissory Note in the principal amount of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000) (the "Note"), together with a Commission Agreement providing for the payment of $700,000 in accordance with the terms thereof (the "Commission Agreement"), both dated as of the date hereof;

        WHEREAS, the Grantor and Secured Party an Asset Purchase Agreement dated April 12, 2001 (the "Purchase Agreement"), pursuant to which Grantor is purchasing certain assets from Secured Party using the Note and the Commission Agreement; and

        WHEREAS, Grantor has agreed to grant the Secured Party a security interest in the Collateral (as herein defined) as security for payment of the amounts due by Grantor to Secured Party under the Note and the Commission Agreement (the "Obligations");

        NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.      GRANT OF SECURITY INTEREST; DEFINED TERMS

        (a) Grant of Security Interest. As collateral security ("Collateral") for the prompt and complete payment and performance when due of the Obligations, Grantor hereby sells, conveys, mortgages, hypothecates, pledges, assigns and transfers to the Secured Party, a continuing lien upon and security interest in, all of Grantor's right, title and interest, now owned or hereafter acquired, regardless of where located and without any further act on the part of the Grantor or Secured Party, in the Collateral, subject to the Senior Indebtedness.

        (b) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below unless the context otherwise requires. Certain other terms will be defined below. Other terms which are defined in the Massachusetts Uniform Commercial Code, Massachusetts General Laws, Chapter 106 (the "Uniform Code") shall, unless otherwise defined herein, or unless the context hereof requires otherwise, have the meanings set forth in the Uniform Code.

                (i) Collateral. The term "Collateral" shall mean all of the following types and items of property whether now owned or existing or hereafter acquired or arising: all "Inventory," "Accounts," "Investment Property" and all "Equipment" (all as defined below) of Grantor; all of Grantor's fixtures, goods, materials, and other tangible personal property; all of Grantor's, trademarks, trademark applications, trade names, service marks, copyrights, licenses, goodwill, knowhow, trade secrets, intellectual property of all kinds, customer lists, choses in action, contracts and contract rights, instruments, refund claims and other intangible personal property (including General Intangibles); all documents of title evidencing or issued with respect to any of the foregoing (including without limitation all bills of lading and warehouse receipts); and all other items of personal property of whatever description, whether now owned or hereafter acquired or arising. It shall also include all products and proceeds of Collateral (including, specifically, proceeds of insurance policies insuring any Collateral against loss by theft, casualty or otherwise). Collateral shall also include all substitutions for, accessions and modifications to and other additions and replacements for any of the Collateral and all other rights or interests arising out of or in connection with the Collateral or any of it.

                (ii) Equipment. The term "Equipment" shall have the meaning provided therefor in the Uniform Code and shall also, for purposes hereof, specifically include (without limitation) any and all machinery, tools, equipment, computers, vehicles, furniture, and furnishings, etc. used in or in connection with the business of Grantor, whether now owned or hereafter owned, acquired or arising or created.

                (iii) Inventory. The term "Inventory" shall have the meaning provided therefor in the Uniform Code, including all of the same now owned or hereafter acquired by Grantor wherever located, and also including all of Grantor's rights as sellers of goods under the Uniform Code and all inventory which may be returned or repossessed, and also all proceeds of the same including insurance proceeds realized in connection with the Inventory, its loss or damage, and including without limitation, all raw materials, stock in trade, finished goods and goods in process.

                (iv) Accounts. The term "Accounts" shall mean any and all of Grantor's Accounts (as defined in the Uniform Code) and any and all rights of any kind of Grantor to payment from a third party including without limitation all instruments, executory contract rights, contract rights, chattel paper and any general intangibles, whether now held or existing or hereafter acquired or arising. Accounts shall also include all proceeds of the same and shall also mean all ledger sheets, files, records, and documents relating to the same, including, but not limited to, invoices, purchase orders, contracts, etc. For purposes hereof, any person, party or entity obligated to the Grantor on any of the Accounts shall be referred to herein as an "account debtor" or collectively as "account debtors."

                (v) Senior  Indebtedness.  The term "Senior  Indebtedness" means all  existing  indebtedness  (and  refinancings  thereof  in no  greater aggregate principal amount then is permitted by this Agreement) to Grantor's principal lender. Any loans from Grantor's principal lender whose primary collateral is real estate will be excluded when calculating the aggregate amount of Senior Indebtedness.

2.      SECURITY FOR OBLIGATIONS

        This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due (including the payment of amounts that would become due but for the operation of the automatic stay under
Section 362(a) of the Bankruptcy Code, 11 U.S.C.ss. 362(a)), of all Obligations and liabilities of every nature of Grantor now or hereafter existing under or arising out of or in connection with the Note and the Commission Agreement whether for principal, interest (including without limitation interest that, but for the filing of a petition in bankruptcy with respect to Grantor, would accrue on such obligations), fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Secured Party as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantor to Secured Party now or hereafter existing.

3.      GRANTOR REMAINS LIABLE

        Anything contained herein to the contrary notwithstanding, (i) Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Secured Party of any of its rights hereunder shall not release Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (iii) Secured Party shall not have any obligation or liability under any contracts and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

4.      REPRESENTATIONS AND WARRANTIES

        Grantor represents and warrants that:

        (a) Assurance of Title. Grantor is and, except as expressly permitted or provided for herein, will remain, the owner of all of the Collateral, free and clear of all liens and encumbrances of every kind and nature, and subject only to (i) the Senior Indebtedness, and (ii) Secured Party' rights in the Collateral.

        (b) Location of Collateral. All Collateral owned or held by Grantor on the date hereof is located within the State of Massachusetts.

        (c) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the grant by Grantor of the security interest granted hereby, (ii) the execution, delivery or performance of this

Agreement by Grantor, or (iii) the exercise by Secured Party of its rights and remedies hereunder except as may have been taken by or at the direction of the Grantor (including, for example, the filing of financing statements in appropriate government offices covering the Collateral).

        (d) Grantor's current Senior Indebtedness (prior to the execution of this Agreement) does not exceed Nine Hundred Ten Thousand Dollars ($910,000).

5.      COVENANTS

        Grantor covenants and agrees that from and after the date of this Agreement and for so long as the Obligations remain outstanding:

        (a) Recording and Legal Costs. Grantor will pay all recordation costs and taxes incident to filing of financing statements and continuation statements in respect thereof.

        (b) Further Documentation and Actions. At any time, and from time to time, upon request of Secured Party and at the sole expense of Grantor, Grantor will endorse, execute and deliver to Secured Party all instruments or documents, including, but not limited to, financing or continuation statements under the Uniform Code in effect in any jurisdiction with respect to the liens created under this Agreement, and do all things reasonably necessary to carry into effect the provisions of this Agreement or to create, preserve or perfect any interest granted hereby or to enable or assist Secured Party to exercise and enforce its rights hereunder or in connection herewith or with the Obligations, and to facilitate collection of Collateral. Grantor authorizes Secured Party to file any charge, financing statement or continuation statement in such form, with or without Grantor's name signed thereon, and in such places as may be appropriate.

        (c) Name and Location. Grantor may, with prior written notice to Secured Party, open or close an executive office or place of business, and will advise Secured Party in writing of any change in Grantor's name prior to any such change. In addition, at any reasonable time, upon prior request, Secured Party may inspect the Collateral at its sole cost and expense. With the exception of Collateral delivered to Secured Party as provided above, the Collateral shall be maintained at the places of business of the Grantor.

        (d) Further Covenants. Without the prior written consent of the Secured Party, Grantor will not: (i) pledge or grant any security interest in any Collateral to anyone except Secured Party or the Senior Lender nor permit any financing statement (except Secured Party's financing statement, or a financing statement in connection with the Senior Indebtedness) to be on file in any public office with respect thereto (and except in connection with existing security interests in favor of certain third parties); (ii) create, permit or suffer any lien to attach to any of the Collateral, other than in favor of the Secured Party or the Senior Lender; (iii) sell, transfer, lease or otherwise dispose of any of the Collateral, or attempt, offer or contract to do so, except in the ordinary course of business (including purchase money security interests and long term equipment leases), or (iv) permit its total Senior Indebtedness (excluding indebtedness to Secured Party) to exceed One Million Dollars

($1,000,000) (the "Indebtedness Cap") while the Obligations remain outstanding. Notwithstanding the other provisions of this paragraph, Grantor may obtain a working capital line of credit of up to Five Hundred Thousand Dollars ($500,000), without obtaining the consent of Secured Party, provided that when the amount thereof is added to any then existing Senior Indebtedness of Grantor, the total Senior Indebtedness of the Grantor (not including to the Secured Party) does not exceed the Indebtedness Cap.

        (e) Further Identification of Collateral. Grantor will furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail.

        (f) Maintenance of Collateral. Grantor shall pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent the validity thereof is being contested in good faith. Grantor shall maintain insurance, at its sole cost, with respect to the Collateral in amounts customary for property comprising the Collateral, or as otherwise reasonably requested by Secured Party.

6.      EVENTS OF DEFAULT

        Each of the following shall constitute an "Event of Default" hereunder:

        (a) Nonperformance. Failure of the Grantor to pay any amounts due to the Secured Party under the Note within fifteen (15) days of the date notice thereof is mailed by Secured Party to Grantor, or the failure of Grantor to cure any other default or to perform any obligation hereunder, under the Commission Agreement, or the Note, within thirty (30) days of the mailing of a notice thereof by Secured Party to Grantor.

        (b) Termination of Interest. Lapse or termination of Grantor's interest in any of the Collateral other than in the ordinary course of business.

        (c) Extraordinary Events. If (i) Grantor shall file a voluntary petition in bankruptcy or a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or other relief of the same or different kind under any provision of the bankruptcy laws or Grantor shall make an assignment for the benefit of creditors; or (ii) an involuntary petition in bankruptcy against Grantor or a petition or answer made by a person other than Grantor seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or other relief against Grantor of the same or different kind under any provision of the bankruptcy laws is filed or if a receiver is appointed having jurisdiction of the business property or assets of Grantor, and, in any of such events, if such petition shall not be dismissed or the receivership vacated within ninety (90) days from the date filed or commenced.

7.      SUBORDINATION AND EFFECT OF SUBORDINATION

        (a) Secured Party hereby subordinates its interest in the Collateral to the terms, conditions and lien of the Senior Indebtedness. Secured Party shall take all actions and execute such documents and instruments as may reasonably be requested by the holder of the Senior Indebtedness (the "Senior Lender") in order to further assure unto the Senior Lender the rights, privileges and agreements provided in the Senior Indebtedness.

        (b) In the event that Grantor requests Secured Party's consent to exceed the Indebtedness Cap, such consent will not be unreasonably withheld by Secured Party, and shall be deemed granted seven (7) days following the request therefor (and the supply of all reasonable information requested by Secured Party in connection therewith), unless such consent is denied in writing.

8.      CERTAIN RIGHTS; EFFECT OF EVENT OF DEFAULT

        (a) Obligation Due; Commitments Terminated. If an Event of Default shall occur, then, notwithstanding any other agreement now or hereafter existing, and subject to the terms and conditions of this Agreement (including the provisions with respect to subordination and the Senior Indebtedness), Secured Party may declare all Obligations immediately due and payable and exercise any remedies provided herein.

        (b) Actions Regarding Collateral. Secured Party, at any time after the occurrence of an Event of Default, and subject to the terms and conditions of this Agreement, may collect, receive, appropriate and realize upon any Collateral or any part thereof. Upon any Event of Default, Secured Party may sell, re-sell, assign, transfer, lease and deliver or otherwise deal or dispose of or decline to deal with all or any part of the Collateral, in each case in accordance with the Uniform Code, at public or private sale or sales, at such price or prices as it may deem best, and upon such terms and conditions as it may deem advisable, either for cash or credit or future delivery without assumption of any credit risk as Secured Party may elect. The parties agree that ten days' prior notice to Grantor of any such action is reasonable for the purposes of the Uniform Code. Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of incurred therein or incidental to the care or safekeeping of any of such Collateral or relating to such Collateral or the rights of Secured Party hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Obligations, and only after such application and after the payment by Secured Party of any other amount required by any provision of law, including, without limitation, Section 9-504(l)(c) of the Uniform Code, need Secured Party account for the surplus, if any, to Grantor. Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of any Collateral so sold. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Obligations, Grantor shall be liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.

        (c) Additional Remedies upon Event of Default. If an Event of Default shall occur and be continuing, Secured Party may exercise, in addition to all other rights and remedies granted under this Agreement, and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Code.

(d) Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the fulfillment of all obligations of the Grantor under the Notes and this Agreement, (ii) be binding upon Grantor, its successors and assigns, and (iii) inure to the benefit of the parties hereto together with their successors and permitted assigns. Upon the payment of the Obligations the security interest granted hereby shall terminate, and all rights in the Collateral shall revert to Grantor. Upon any such termination Secured Party will, at Grantor's expense, execute and deliver to Grantor such documents as Grantor shall reasonably request to evidence such termination.

9.      GENERAL PROVISIONS

        (a) Remedies Cumulative. All rights, remedies and powers of Secured Party hereunder and in connection herewith are cumulative, and not alternative or exclusive, and may be exercised singly or concurrently and shall be in addition to all other rights, remedies and powers of Secured Party whether under law, equity or agreement.

        (b) Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, without giving effect to the conflicts of laws provisions thereof. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

        (c) Construction. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation hereof. References to days herein shall mean calendar days unless otherwise specified.

        (d) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit to the Parties hereto, their successors and assigns. Subject to the other provisions of this Section, Secured Party may freely assign this Agreement, and its rights and obligations hereunder, without seeking the consent of Grantor. Grantor may freely assign this Agreement, and its rights and obligations hereunder, to an affiliate of Grantor or (with the prior written consent of Secured Party, which consent may not be unreasonably withheld) to a third party. Except as set forth in the next sentence, any assignment of this Agreement by either Party must also include an assignment of the Commission Agreement, Note, and Purchase Agreement, Non-Compete Agreement (executed by the parties and of even date herewith). Any assignment of the this Agreement, the Commission Agreement, and Note by Secured Party to an affiliate must be conditioned upon Secured Party remaining jointly and severally liable for the performance of all the obligations under such documents and must not void Grantor's right to offset against amounts due under the Note and Commission Agreement as allowed in Section 9.1 c) of the Purchase Agreement. Notwithstanding any of the provisions of this Section, Peter C. Burk may transfer up to 49% of his stock in Grantor at anytime without having to obtain Secured Party's approval or qualifying under any of the other provisions of this Agreement.

(e) Notice. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by registered or certified mail, return receipt requested, and addressed to the intended recipient as set forth below:

        If to the Secured Party:    Gentner Communications Corporation
                                    1825 Research Way
                                    Salt Lake City, Utah 84119
                                    Attention: James A. Valeo, General Counsel
                                    Telefax: 801-974-3798


        If to the Grantor:          Burk Technology, Inc.
                                    7 Beaver Brook Road
                                    Littleton, MA 01460
                                    Attention:____________________
                                    Telefax:

        Copy to:                    Noel R. Bartsch Esq.
                                    PO Box 7581
                                    Fitchburg, MA 01420
                                    Telefax:____________________


        (f) Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        (g) Waivers. None of the terms or provisions of this Agreement may be waived, except by a written instrument executed by the party waiving the term or provision.

        (h)  Entire  Agreement.  This  Agreement,  together  with  the  Purchase
Agreement and the Note, constitutes the entire agreement of the parties with respect to the matters contemplated hereby and supersedes any prior or contemporaneous agreements between the parties whether written or oral with respect to said loans.

        (i) Dispute Resolution. Any dispute arising out of, or in connection with, this Agreement, including any question regarding its existence, validity or termination, shall be settled by final and binding alternative dispute resolution ("ADR") as follows: first, by good faith negotiation between the parties for a period of no more than ten (10) days following written notice by the disputing party to the other party of such dispute; second, if unresolved, by non-binding meditation for a period of thirty (30) days before a mutually satisfactory mediator; and third, if still unresolved following mediation or following fifteen (15) days with the parties being unable to agree upon a mediator, by binding arbitration in the location of the non-initiating party's executive office, before a single arbitrator under the rules of the American Arbitration Association. The parties agree to utilize the courts only to: a) enforce the final decision resulting from application of this Section; and b) obtain such injunctive relief as is necessary to avoid irreparable harm pending such final decision under this Section. In the event of issuance of an injunction, the parties agree to promptly cooperate as necessary to remove or modify the injunction to be consistent with any interim or final ADR decision. Each party shall bear all of its own costs and expenses and one-half of the costs and expenses of any mediator or arbitrator.

        (j) Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same original.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

GRANTOR:                             SECURED PARTY

Burk Technology, Inc.                Gentner Communications Corporation

By:/s/Peter C. Burk                  By:/s/Frances M. Flood
   --------------------------           ----------------------------------------
   Peter C. Burk, President             Frances M. Flood, President & CEO

                                    EXHIBIT C

                              COMMISSION AGREEMENT

AGREEMENT made this 12th day of April, 2001 ("Agreement"), between Gentner Communications Corporation (the "Seller"), a Utah corporation having a usual place of business at 1825 Research Way, Salt Lake City, UT 84119 and Burk Technology, Inc. (the "Buyer"), a Massachusetts corporation having a usual place of business at 7 Beaver Brook Road, Littleton, MA 01460

BACKGROUND:

The Parties have executed an Asset Purchase Agreement (the "Asset Agreement") by which Buyer has purchased Seller's Remote Facilities Management Product Line (the "Business").

Buyer  will  combine  the  Business  with the  manufacture  and sale of  Buyer's
pre-existing   Remote   Facilities   Management   Product  Line  (the  "Combined
Business").

The Asset Agreement provides that part of the consideration which Seller will receive for the sale of the Business will consist of commission payments for a limited period of time calculated against Buyer's sales resulting from the Combined Business ("Commission Payments").

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants and agreements herein contained, and the mutual benefits to be derived here from and from the transactions provided for herein, the parties, intending to be legally bound hereby, agree as follows:

1.  Definitions.

        a) "Annual Combined Commission Base" is the sum of Buyer's Base Amount plus Seller's Base Amount equaling a total of $4,400,000, or a prorated portion thereof for any partial calendar year.

        b) "Buyer's Base Amount " is $1,922,000--which resulted from calculating Buyer's average net sales for all of Buyer's products for calendar years 1999, 1998, and 1997.

        d) "Commission Rate" shall equal: 0% during calendar year 2001; 5% during calendar years 2002 and 2003; and 15% during calendar years 2004, 2005, 2006 and 2007, or until $700,000 in Commission Payments are earned, whichever occurs first.

        e) "Final Annual Commission" shall be a dollar amount equal to the product obtained during the Commission Period by multiplying the Commission Rate applicable for the calendar year in question (or portion thereof if $700,000 in aggregate Commission Payments are earned by Seller prior to December 31, 2007) by the number obtained after subtracting the Annual Combined Commission Base for such year (or portion thereof) from Buyer's final Net Sales for the Combined Business during such year (or portion thereof).

        f) "Net Sales" shall be the gross invoice amount invoiced by Buyer for the Combined Business during the period in question less any deductions for insurance, returns, freight, or discounts on such sales during this same period.

        g) "Seller's Base Amount" is initially $2,478,000--which resulted from calculating 90% of Seller's FY 2000 sales from the Business.

        i) "Commission Payment Period" is the period during which Commissions are earned by Seller as provided in paragraph d) of this Section 1.

2. Commission Payments. Beginning in calendar year 2002, Seller shall be entitled to Commission Payments which shall be calculated and paid as follows:

Commencing on January 31, 2003 and each January 31 thereafter (or the next succeeding business day if such date is not a business day), during the Commission Payment Period, Buyer shall provide Seller with the Final Annual Commission together with documentation summarizing the calculation resulting in this payment. (If Seller earns $700,000 in total Commission Payments prior to December 31, 2007, the Final Annual Commission and documentation shall be provided by Buyer to Seller within 45 calendar days of the date on which the $700,000 total is earned.) [Deletion]

3. Accounting. Representatives of Seller shall have reasonable access upon reasonable notice during normal business hours to such books and records of Buyer pertaining thereto for the purpose of verifying the calculation of the Annual Commission.

4. Resolution of Disputes. Any dispute arising out of, or in connection with, this Agreement, including any question regarding its existence, validity or termination, shall be settled by final and binding alternative dispute resolution ("ADR") as follows: first, by good faith negotiation between the parties for a period of no more than ten (10) days following written notice by the disputing party to the other party of such dispute; second, if unresolved, by non-binding meditation for a period of thirty (30) days before a mutually satisfactory mediator; and third, if still unresolved following mediation or following fifteen (15) days with the parties being unable to agree upon a mediator, by binding arbitration in the location of the non-initiating party's executive office, before a single arbitrator under the rules of the American Arbitration Association. The Parties agree to utilize the courts only to: a) enforce the final decision resulting from application of this Section; and b) obtain such injunctive relief as is necessary to avoid irreparable harm pending such final decision under this Section. In the event of issuance of an injunction, the Parties agree to promptly cooperate as necessary to remove or modify the injunction to be consistent with any interim or final ADR decision. Each party shall bear all of its own costs and expenses and one-half of the costs and expenses of any mediator or arbitrator.

5.  Miscellaneous.

a) Notices. Any notice under this Agreement shall be given in writing by depositing the same in the United States mail, postage prepaid, or registered or certified mail, return receipt requested, to the addresses appearing in the Preamble to this Agreement.

b) Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit to the Parties hereto, their successors and assigns. Subject to the other provisions of this Paragraph Seller may freely assign this Agreement, and its rights and obligations hereunder, without seeking the consent of Buyer. Buyer may freely assign this Agreement, and its rights and obligations hereunder, to an affiliate of Buyer or (with the prior written consent of Seller, which consent may not be unreasonably withheld) to a third party. Except as set forth in the next sentence, any assignment of the Asset Purchase Agreement by either Party must also include an assignment of this Commission Agreement, Security Agreement, Non-Compete Agreement and Installment Note, executed of even date herewith by the Parties. Any assignment of this Commission Agreement, Security Agreement, and Installment Note by Seller to an affiliate must be conditioned upon Seller remaining jointly and severally liable for the performance of all the obligations under such documents and must not void Buyer's right to offset against amounts due under the Installment Note and Commission Agreement as allowed in Section 9.1 c) of the Asset Purchase Agreement. Notwithstanding any of the provisions of this Section, Peter C. Burk may transfer up to 49% of his stock in Buyer at anytime without having to obtain Seller's approval or qualifying under any of the other provisions of this Agreement.

c) Amendments. This Agreement supersedes and annuls any prior contracts or agreements between the Parties and may be amended only by the written concurrence of the Party to be bound by any amendment.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives (hereunto declaring to be duly authorized) on and as of the day and date first above set forth.

SELLER:                                     BUYER:

Gentner Communications Corporation          Burk Technology, Inc.

BY:/s/Frances M. Flood                      By: /s/Peter C. Burk
   ------------------------------               -------------------------
Frances M. Flood, President & CEO           Peter C. Burk, President

                                    EXHIBIT D

                      COVENANT AGAINST COMPETITION


THIS COVENANT AGAINST COMPETITION ("Covenant") made as the 12th day of April, 2001 among BURK TECHNOLOGY, INC., a Massachusetts corporation with offices at 7 Beaver Brook Road, Littleton, MA 01460 ("Buyer") and GENTNER COMMUNICATIONS CORPORATION a Utah corporation having a usual place of business at 1825 Research Way, Salt Lake City UT 84119 ("Seller").

Seller and Buyer are parties to a certain Asset Purchase Agreement ("Purchase Agreement") pursuant to which Buyer is purchasing certain assets of Seller used in the Remote Facilities Management Product Line (the "Business"). As a condition to such purchase and as an integral part of the Purchase Agreement, Buyer has required that Seller enter into this Covenant with Buyer not to compete with Buyer in the Business as hereafter set forth;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, receipt and adequacy of which is hereby acknowledged, and to induce Buyer to close under the aforementioned Purchase Agreement, the parties agree as follows:

1.  IDENTIFICATION  OF PAST AND PRESENT  EMPLOYEES  AND  CONSULTANTS.
a) Seller represents, warrants and covenants that: i) the individuals identified at Schedule 1, hereto, are all the current employees of Seller who were (or are) critical to development and management of the Business (the "Employees"); ii) each of the Employees has executed an agreement with the Seller (collectively, the Non-Compete Agreements i) by which such Employee makes certain Non-Disclosure, Invention Rights, and Non-Compete commitments to the Seller (the "Proprietary Covenants") which by their terms may be assignable to Buyer with respect to the Business since Buyer is Seller's successor and assign to ownership of the Business (although Buyer acknowledges that the language of the Non-Compete Agreements is not precise with respect to an assignment of less than all of the business of Seller); and iii) by signing this Agreement, Seller hereby assigns the Proprietary Covenants to Buyer and agrees to assist Buyer in enforcing same as described in Section 3 of this Agreement.

b) Seller represents, warrants, and covenants that, to its knowledge, that: i) all the former employees or consultants of Seller (past as well as present) critical to development and management of the Business during the past five years are identified at Schedule 2, hereto (the "Other Individuals"); and ii) except as identified at Schedule 2, the Other Individuals have no Non-Compete Agreements with Seller which are presently enforceable by Seller and assignable to Buyer as the successor to the Business.

2.      COVENANTS AGAINST COMPETITION AND NON-DISCLOSURE.
(a) Covenant Against Competition and Non-Disclosure. Seller agrees that for five
(5) years following the Closing Date (as defined in the Purchase Agreement) (the "Term"), it shall not in any status or capacity, including without limitation, as an officer, director, employee, employer, partner, consultant, advisor, investor, lender, owners or principal, or in any other capacity whatsoever, directly or indirectly: (i) engage in the Business or in any business competitive with the Business anywhere in the world (ii) interfere with Buyer's business by soliciting any customer that was a customer of Seller or any customer of Buyer during the Term hereof, for any business which is the same or is competitive with or in competition with the Business, (iii) interfere with the Business by directly or indirectly persuading or attempting to persuade any customer who was formerly a customer of Seller not to become a customer of Buyer or any person or customer not to become a customer of or to discontinue its business (present or prospective) with Buyer, (iv) interfere with the Business by persuading or attempting to persuade any person or customer of Seller or Buyer to do business with any other person, firm, company, partnership, association or entity whatsoever, which is in business competitive with, or in competition with Buyer, (v) interfere with the Business by persuading or attempting to persuade any person or entity who was or is a supplier to either Seller or Buyer to either not establish a relationship with or discontinue business with Buyer, (vi) interfere with the Business by persuading or attempting to persuade any supplier of Buyer to do business with any other person, firm, company, partnership, association or entity whatsoever, which is in a business competitive, or in competition with, Buyer or (vii) solicit, persuade or encourage any employees of Buyer to leave employment of such Buyer.

Seller does hereby expressly acknowledge that the provisions set forth in this Covenant, including the description of the prohibited activities and the length of covenant and area are reasonable and appropriate.

It is intended and agreed that in the event any portion of this Covenant is judicially held to be invalid or unenforceable, for whatever reason, such invalid portion of this Covenant shall be treated and considered modified, revised and limited in such manner and to such extent as may be necessary to make that portion and the remaining portions of this Covenant valid and enforceable to the maximum extent permitted by law. Any court of competent jurisdiction shall have the power to modify this Covenant in order to make it conform to what the Court shall determine to be reasonable for the terms of this Covenant rather than rendering the entire Covenant invalid.

(b) Non-Disclosure. Seller acknowledges that it has obtained, and in connection with the Purchase Agreement is selling and conveying to Buyer, confidential, proprietary and nonpublic information and trade secrets pertaining to the Business and Buyer, including, without limitation, books, customer lists, distribution agreements, vendor lists, records, customer and vendor reports and records, inventory and product cost records and reports, and operating reports, and other information relating to the Business' customers, trade practices, trade secrets or know-how (all of the foregoing referred to as "Confidential Information") and that, by having done or been involved in the Business on behalf of Seller, either may receive and will continue to receive such

Confidential Information, which at all times shall remain the property of Buyer and shall not be used or disclosed by Seller's employees without the prior written consent of Buyer.

3. SELLER'S ENFORCEMENT ASSISTANCE. Seller agrees to use reasonable efforts to enforce the Proprietary Rights with respect to the Business on Buyer's behalf, to the extent enforceable in light of the language of the Non-Compete
Agreements: as long as an employment relationship continues; at the time of termination of such relationship; and in the case of the Non-Disclosure and Invention Rights, after such relationship ceases.

4. IRREPARABLE HARM. Seller acknowledges and agrees that breach of any of the covenants, conditions or provisions contained in this Agreement may result in irreparable harm and damage to Buyer and such harm and damage will be extremely difficult or impossible to quantify. Accordingly, Seller hereby consents to the jurisdiction of any court having equitable jurisdiction and to the entry of an injunction, temporary or permanent, enjoining it them from any further violations of this Agreement.

5. REMEDIES CUMULATIVE; WAIVER. All rights, powers and remedies of the Parties hereunder (or by law, equity or statute permitted) are cumulative and may, to the extent permitted by law, be exercised concurrently or separately. The exercise of any one right, power or remedy shall not be deemed to be an exclusive election of such right or remedy or to preclude the exercise of any other right or remedy. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof or an acquiescence therein or of, any similar breach or default thereafter occurring; nor shall any single or partial exercise by any Party of any right, power or remedy hereunder preclude any other or future exercise thereof or the exercise of any other right or remedy. Nor shall any waiver of any single breach or default be deemed a waiver or any breach or default theretofore or thereafter occurring. Any waiver, permit or consent or approval of any kind or character on the part of either Party hereto of any breach or default under this Agreement or any other waiver on the part of any Party hereto of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically allowed by such writing.

6. EXPENSES. Upon the occurrence of a default, the Party seeking enforcement of this Agreement as a result thereof shall have the right to collect from the defaulting Party, in addition to any and all other amounts owing, all costs and expenses incurred in the enforcement of its rights hereunder including, but not limited to, reasonable attorney's fees.

7. NOTICES. All notices and other communications required or permitted hereunder shall be deemed to have been duly given and made if in writing and if served either by personal delivery, by facsimile, when mailed by certified or registered mail, return receipt requested or when sent by nationally recognized overnight express courier service. Notices delivered in person or by facsimile shall be deemed given on the date so delivered or transmitted. Notices delivered by private overnight express courier shall be deemed given on the next business day after deposit thereof (if deposited prior to the applicable deadline for next day delivery). Notices Sent by mail shall be deemed given on the earlier of the date I actually received by the addressee or the fifth business day after mailing.

8. ENTIRE AGREEMENT This Covenant, constituting an integral part of the Purchase Agreement, embodies the entire agreement of the Parties and any other prior representations, inducements, promises and agreements, or otherwise, not included herein, will have no force or effect in the construction of the rights and obligations of the Parties created by this Covenant. This Covenant shall not be altered, modified or contradicted by evidence of prior or contemporaneous oral or written understandings or agreements, course of dealing, usage of the trade or course of performance, but may only be modified by mutually executed amendment referencing this Covenant.

9. TITLES TO PARAGRAPHS. The various titles of paragraphs of this Covenant are used solely for the purpose of convenience and shall not be used for interpreting or construing any word, clause, paragraph or subparagraphs of this Covenant.

10. GOVERNING LAW This Covenant and the construction thereof shall be governed by the laws of the Commonwealth of Massachusetts. THE RIGHTS AND LIABILITIES UNDER THIS COVENANT SHALL BE DETERMINED [END IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, EXCLUDING ITS CONFLICT OF LAWS RULES. The Parties hereto acknowledge that this Covenant incorporates certain negotiated terms and therefore, no presumption shall arise favoring either party by virtue of authorship of any provisions of this Covenant or any documents referred to herein.

11. INTERPRETATION As used herein and when required by the context, each number (singular or plural) shall include all numbers, and each gender shall include all genders.

12. ASSIGNMENT This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit to the Parties hereto, their successors and assigns. Subject to the other provisions of this Section, Seller may freely assign this Agreement, and its rights and obligations hereunder, without seeking the consent of Buyer. Buyer may freely assign this Agreement, and its rights and obligations hereunder, to an affiliate of Buyer or (with the prior written consent of Seller, which consent may not be unreasonably withheld) to a third party. Except as set forth in the next sentence, any assignment of the Purchase Agreement by either Party must also include an assignment of the Commission
Agreement, Security Agreement, Non-Compete Agreement and Installment Note, executed of even date herewith by the Parties. Any assignment of the Commission Agreement, Security Agreement, and Installment Note by Seller to an affiliate must be conditioned upon Seller remaining jointly and severally liable for the performance of all the obligations under such documents and must not void Buyer's right to offset against amounts due under the Installment Note and Commission Agreement as allowed in Section 9.1 c) of the Purchase Agreement. Notwithstanding any of the provisions of this Section, Peter C. Burk may transfer up to 49% of his stock in Buyer at anytime without having to obtain Seller's approval or qualifying under any of the other provisions of this Agreement.


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13. NO THIRD PARTY  BENEFICIARIES.  Nothing  herein,  expressed  or implied,  is intended or shall be construed to confirm upon or give to any person, firm, corporation or legal entity, other than the Parties hereto, any rights, remedies or other benefits under or by reason of this Covenant.

14. NO PARTNERSHIP. Nothing contained in this Covenant shall be deemed or construed by the Parties hereto or by any third person to create the relationship or principal and agent or of partnership or of joint venture.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have executed this Covenant as of the day and year first above written.


SELLER:                                     BUYER:
GENTNER COMMUNICATIONS                      BURK TECHNOLOGY, INC. CORPORATION

BY: /s/Frances M. Flood                     BY:/s/Peter C. Burk
    --------------------------------           ---------------------------------
    FRANCES M. FLOOD, PRES.& CEO               PETER C. BURK, PRESIDENT




                                      E-49
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                                    SCHEDULE 1

PRESENT  EMPLOYEES

Gary Crowder
Gene Kuntz
Renea Ruppe
Mario Ninic
Justin Wiker
Ryan Turner
Guy Leishman
Rex McDonald

                                    SCHEDULE 2

PAST EMPLOYEES AND CONSULTANTS--PAST OR PRESENT

Kim  Mansfield
David Scott
Buck Buchanan
Clay McMillan
Bill Gillman
Patrick Carter
Steve Olsen
Steve McDermott
Larry Howard
Bogdana Alexanrova

                                    EXHIBIT E

                                  BILL OF SALE

Bill of Sale dated and delivered on this 12TH day of April, 2001 by GENTNER COMMUNICATIONS CORPORATION, a Utah corporation with offices at 1825 Research Way, Salt Lake City UT 84119 (the "Seller") to BURK TECHNOLOGY, INC., a Massachusetts corporation with offices at 7 Beaver Brook Road, Littleton, MA 01460 ( the "Buyer")

                                   WITNESSETH:

WHEREAS, Seller and Buyer are parties to a certain Asset Purchase Agreement dated as of April 12, 2001 (the "Agreement") which provides, among other things, for the sale by the Seller of certain of Seller's assets ;

NOW,   THEREFORE,   in  consideration  of  the  payments,   consideration,   and
consummation of the transactions provided for in the Agreement, Seller covenants and agrees as follows:

1. CONVEYANCE: On and as of the date hereof, Seller hereby sells, transfers, assigns, grants, conveys and delivers to Buyer good and marketable title to all of the assets as identified at Appendix I to this Bill of Sale, which assets shall be free and clear of all mortgages, liens, leases, pledges, charges, encumbrances, equities, covenants, conditions, restrictions or claims of every nature and kind whatsoever.

2. FURTHER ASSURANCES: For the consideration aforesaid, Seller covenants with Buyer, its successors, and assigns, that Seller will execute and deliver such other and further documents of conveyance, assignment, transfer and consent, and take such other action as Buyer may reasonably request for the more effective conveyance and transfer of the included assets to Buyer, its successors, and assigns.



                                      E-51
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IN WITNESS  WHEREOF,  Seller has caused this Bill of Sale to be duly executed as of the date first written above.


                                    Gentner Communication Corporation


                                    By:  /s/Frances M. Flood
                                         ------------------------
                                         Frances M. Flood
                                         Its President & CEO












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                                   Appendix I


                            [INTENTIONALLY OMMITTED]













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